Exhibit 10.23

August 2, 2018

Brian Beitler

7829 Lambton Park Road

New Albany, OH  43054

Dear Brian:

It is my pleasure to offer you the position of Executive Vice President, Chief Marketing and Brand Development Officer of J.Jill, Inc. (“J.Jill,” and collectively with its direct and indirect subsidiaries, whether existing on the Start Date (defined below) or thereafter acquired or formed, the “J.Jill Companies”), pursuant to the terms of this letter agreement (including any exhibits and annexes attached hereto, the “Offer Letter”).

The terms and conditions of your employment with J.Jill will be as follows and shall, subject to your satisfaction of the “Conditions to Employment” listed below, become effective as of the date on which you countersign this Offer Letter.

•	Start Date: Your start date will be September 10 , 2018 (the “Start Date”).

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Reporting Relationships:  You will report to the Company’s Chief Executive Officer or such other person or persons as from time to time may be designated by J.Jill (any such person, a “Reporting Officer”).

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Position and Duties; Place of Employment:  As Executive Vice President, Chief Marketing and Brand Development Officer of J.Jill, you shall have such responsibilities, duties, and authorities as are commensurate with the position of Executive Vice President, Chief Marketing and Brand Development Officer, or as are assigned to you by the Reporting Officer.  You shall fulfill your duties and responsibilities in a diligent, trustworthy, and appropriate manner and in compliance with the policies and practices of the J.Jill Companies and applicable law.  You shall devote your full business time and attention to the business and affairs of J.Jill and shall not be engaged in or employed by or provide services to any other business enterprise without the written approval of the Reporting Officer; provided, however, that you may manage your personal affairs, finances, and investments, and may participate in charitable and not-for-profit activities, all without the necessity of obtaining the Reporting Officer’s approval, so long as such activities do not create an actual or potential conflict of interest with, or interfere with the performance of, your duties hereunder or conflict with your covenants under the Restrictive Covenant Agreement attached hereto as Exhibit A (the “Restrictive Covenant Agreement”), in each case as determined in the sole judgment of the Reporting Officer.  You shall principally carry out your duties and responsibilities in and from J.Jill’s offices in the Quincy, Massachusetts, area; provided, that you understand that your position may involve travel and you agree to undertake such travel as may be necessary or desirable in the performance of your duties and responsibilities hereunder.

•	Salary: You will be paid a base salary equal to $510,000 on an annualized basis (the “Base Salary”).

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Bonus:  Beginning in fiscal year 2018 and for all subsequent fiscal years of employment with J. Jill, you shall be eligible to earn an annual bonus (the “Annual Bonus”).  The Annual Bonus shall be determined by the Board of Directors of J.Jill (or the appropriate committee of the Board, as applicable, either such board or such committee, the “Board”) based upon the achievement of financial and other goals to be established by the Board.  If all performance objectives are fully met, the target amount of the Annual Bonus shall be equal to sixty percent (60%) of your Base Salary (prorated for any partial year of employment) (the “Target Bonus”), but a higher Annual Bonus of up to a maximum of 200% of your Base Salary (prorated for any partial year of employment) shall be possible for exceptional performance; provided, that for fiscal year 2018, the Annual Bonus to be paid shall be no less than the Target Bonus (as prorated for the partial year of employment).  The Annual Bonus shall be paid in accordance with J.Jill’s customary practices for payment of annual bonuses to senior executive employees within seventy-five (75) days after the later of (i) the close of the fiscal year for which the Annual Bonus was earned, and (ii) the completion of the applicable fiscal year financial audit, but in no event later than April 15 of the following calendar year; provided, however, that except as provided in this Offer Letter, you must be employed through the end of the applicable fiscal year to be entitled to receive the Annual Bonus.

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Sign-On Equity Award:  Subject to your actually commencing employment on the Start Date, J.Jill shall grant to you a one-time sign-on equity award of restricted stock units representing a promise to deliver shares of common stock, par value $0.01 per share (“Common Stock”), cash, other securities or other property (the “Sign-On Award”), which award of restricted stock units shall have an aggregate grant date fair market value of $510,000 (valued by the Board in its sole discretion).  The Sign-On Award shall be subject to the terms of an award agreement substantially in the form attached hereto as Exhibit B (the “Award Agreement”).

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Equity Awards:  During your employment with J.Jill you will, as determined by the Board in its sole discretion, be eligible to participate in, and may receive additional grants of stock options, restricted stock units or other forms of equity compensation subject to the terms of, any of J.Jill’s equity compensation plans and related documents.

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Other Benefits; Perquisites:  Effective the first of the month following 30 days of employment, you will be eligible to participate in medical, dental and other benefit plans of the J.Jill Companies, to the extent provided by the terms of such plans.

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Vacation:  You will be entitled to not less than four (4) weeks of paid vacation during each calendar year (pro-rated for any partial calendar year of employment) in accordance with the Company’s policies and practices for executives of the Company.

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Termination without Cause or Resignation for Good Reason:  If your employment with J.Jill is terminated by J.Jill without Cause or by you for Good Reason (as such terms are defined in Annex A attached hereto), then subject to (i) your execution of a general release of claims in favor of the J.Jill Companies and their respective affiliates and representatives, in a form to be provided by J.Jill upon such termination, that, by its terms, becomes irrevocable no later than the sixtieth (60th) day after the termination of your employment with J.Jill, and (ii) your compliance with the terms and conditions of the Restrictive Covenant Agreement, you shall be entitled to the following benefits:  (i) all compensation earned and all benefits and reimbursements due through the effective date of termination (including, for the sake of clarity, any unpaid Annual Bonus earned but not yet paid for the fiscal year preceding the fiscal year in which your employment with J.Jill was terminated); and (ii) payment of an amount equal to 1.0x your then-current Base Salary, payable in substantial equal bi-weekly installments on regularly scheduled payroll dates for the twelve (12) month period that begins on the first regular payroll date that is sixty (60) days after your termination of employment; provided, that, such first payment shall be a lump sum payment equal to the amount of all payments due from the date of such termination through the date of such first payment but for the release condition described above. During the 12-month period immediately after the effective date of your termination of employment, or, if earlier, until coverage is obtained by you from another employer (which coverage you shall promptly disclose to J.Jill), to the extent permitted by applicable law and subject to the same conditions to receiving cash severance described above, you shall also receive a continuation of the medical and dental coverage to which you are otherwise entitled to pursuant to the terms of this Offer Letter immediately prior to such termination (including dependent coverage), at the same premium cost to you as determined immediately prior to such termination; provided, that, any right you have to COBRA under the group health plan of J.Jill in which you participated during your employment with J.Jill will run concurrently with the continuation of coverage provided herein; provided, further, that any J.Jill-paid premiums shall be reported as taxable income to you.  Your rights under any employee benefit plan or program of the J.Jill Companies shall be governed by the terms of such plan or program; provided, however, that you acknowledge and agree that you shall have no rights under any J.Jill severance plan or policy.  For the avoidance of doubt, if the release fails to become irrevocable within sixty (60) days following your termination of employment you shall forfeit any right to any compensation and severance under this paragraph.

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Other Terminations of Employment:  If your employment with J.Jill is terminated either (i) due to a termination by J.Jill for Cause, (ii) due to your death or Disability, or (iii) due to your resignation without Good Reason, then, in either case, you shall be entitled to receive your Base Salary and all benefits and reimbursements due through the effective date of such termination of employment (including, for the sake of clarity, solely in the case of terminations described in the immediately preceding clause (ii) and (iii), any unpaid Annual Bonus earned but not yet paid for the fiscal year preceding the fiscal year in which your employment with J.Jill was terminated).  Such Base Salary shall be paid in accordance with J.Jill’s standard payroll procedures.  No other compensation or benefits will be due or payable to you after such termination, except as provided by this paragraph or as otherwise required under the terms of J.Jill’s employee benefit plans and programs or applicable law.

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Right to Offset:  Following any termination of your employment under this Offer Letter for any reason, J.Jill’s obligation to make any payments hereunder shall be subject to offset for any outstanding amounts that you owe to any J.Jill Company.

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Cooperation:  During your employment and at any time thereafter, you agree to cooperate (a) with J.Jill and its affiliates in any legal proceeding involving any matter that arose during your employment and prior consultancy with J.Jill and (b) with all governmental authorities on matters pertaining to any investigation, litigation or administrative proceeding involving J.Jill and its affiliates.

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Representations:  By accepting this offer, you represent that you are not under any obligation or covenant to any former employer or any person, firm or corporation, that does or in the future would prevent, limit or impair in any way the performance by you of your duties as an employee of J. Jill.  You have also provided to J.Jill a true copy of any non-competition and/or non-solicitation obligation or agreement to which you may be subject.  You also represent that the information (written or oral) provided to J.Jill by you or your representatives in connection with obtaining employment or in connection with your former employments, work history, circumstances of leaving your former employments and educational background is true and complete.  You also unconditionally agree not to use in connection with your employment with J.Jill any confidential or proprietary information which you have acquired in connection with any former employment or reveal or disclose to J.Jill or any of employees, agents, representatives or vendors of any J.Jill Company, any confidential or proprietary information that you have acquired in connection with any former employment.  You represent that you are accepting J.Jill’s offer in good faith, and that you understand that J.Jill will rely on your acceptance.  The terms of the offer are considered confidential and should not be shared with any other company, including your current employer.

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Governing Law; Forum:  This offer letter shall in all respects be governed by and construed in accordance with the laws of the State of Delaware, not including the choice-of-law rules thereof.  You and J.Jill consent to the exclusive and sole jurisdiction and venue of the state and federal courts located in Delaware for the litigation of disputes not subject to arbitration and waive any claims of improper venue, lack of personal jurisdiction, or lack of subject matter jurisdiction as to any such disputes.

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Arbitration:  Except for an action by any J.Jill Company for injunctive relief as described in the Restrictive Covenant Agreement, any disputes or controversies arising under or related to this offer letter or your employment with J.Jill will be settled by binding arbitration in Boston, Massachusetts, through the use of and in accordance with the applicable rules of the American Arbitration Association relating to arbitration of commercial disputes and pursuant to the Federal Arbitration Act, except that discovery, including document production, depositions and interrogatories shall be permitted.  One neutral arbitrator shall hear the dispute.  The determination and findings of such arbitrator will be binding on all parties and may be enforced, if necessary, in any court of competent jurisdiction.  The arbitrator shall be mutually acceptable to the parties and need not be selected from the AAA’s roster of arbitrators if the parties can agree otherwise.  If the parties are unable to agree on an arbitrator, then the arbitrator shall be selected pursuant to the AAA’s rules.  Except as prohibited by applicable law, the prevailing party in any such arbitration, or in any action to enforce this arbitration clause or any arbitration award hereunder, shall be awarded, and the nonprevailing party shall pay (or, to the extent incurred, reimburse), the prevailing party’s attorneys’ fees and related expenses and the nonprevailing party shall pay (or, to the extent incurred, reimburse the prevailing party) for all arbitration filing and administration fees as well as all fees and expenses of the arbitrator.

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Withholdings:  All payments provided for herein shall be reduced by any amounts required to be withheld from time to time under applicable federal, state or local income or employment tax law or similar statutes or other provisions of law then in effect.

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Section 409A:  This Offer Letter shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any Treasury Regulations or other Department of Treasury guidance issued thereunder (“Section 409A”).  If required by Section 409A, no payment or benefit constituting nonqualified deferred compensation that would otherwise be payable or commence upon the termination of employment shall be paid or shall commence unless and until you have had a “separation from service” within the meaning of Section 409A as determined in accordance with Section 1.409A-1(h) of the Treasury Regulations.  For purposes of Section 409A, each of the payments that may be made hereunder is designated as a separate payment.  If you are deemed on the date of termination to be a “specified employee” within the meaning of the term under Section 409A, then with regard to any payment or the provision of any benefit under any agreement that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided on the first business day following the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service,” and (B) the date of your death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum (without interest) on the first business day following the Delay Period, and any remaining payments and benefits due under this Offer Letter shall be paid or provided in accordance with the normal payment dates specified for them herein.  You agree to negotiate with J.Jill in good faith to make amendments to this Offer Letter as you and J.Jill mutually agree, reasonably and in good faith, are necessary or desirable to avoid the possible imposition of taxes or penalties under Section 409A, while preserving any affected benefit or payment to the extent reasonably practicable without materially increasing the cost to J.Jill.  Notwithstanding the foregoing, you shall be solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on you or for your account in connection with any payment or benefit under this Offer Letter (including any taxes, interest and penalties under Section 409A), and J.Jill shall have no obligation to indemnify or otherwise hold you (or any beneficiary successor or assign) harmless from any or all such taxes, interest or penalties.

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Section 280G:  If a change in control of any J.Jill Company occurs and any payment or benefit made under this Offer Letter or any other agreements providing you rights to compensation or equity would constitute a “parachute payment” within the meaning of Section 280G of the Code, each payment or benefit will be reduced as a result of such change in control, to the extent necessary to avoid the imposition of any excise tax under Section 4999 of the Code.

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Entire Agreement:  This Offer Letter supersedes all prior and contemporaneous oral or written, express or implied understandings or agreements regarding your employment with J.Jill, and contains the entire agreement between you and J.Jill regarding your employment with J.Jill.  The terms set forth in this letter may not be modified, except in writing signed by an authorized representative of J.Jill, which expressly states the intention of J.Jill to modify the terms of this Offer Letter.

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Assignment; Binding Effect:  You understand that you have been selected for employment by J.Jill on the basis of your personal qualifications, experience, and skills.  You agree, therefore, that you cannot assign all or any portion of your performance under this Offer Letter.  J.Jill may assign this Offer Letter to the purchaser of substantially all of the assets of J.Jill, or to any subsidiary or parent company of J.Jill.  Subject to the preceding two sentences, this Offer Letter shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective heirs, legal representatives, successors, and assigns.  You acknowledge and agree that each J.Jill Company is a third-party beneficiary of this Offer Letter, including, without limitation, this paragraph and the Restrictive Covenant Agreement.

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Conditions to Employment:  This offer is contingent upon: (1) your execution of this Offer Letter; (2) the successful completion of a background check; (3) your actually commencing employment on the Start Date; and (4) your providing to J.Jill documentary evidence of your identity and eligibility for employment in the United States within (3) business days from your date of hire.

Exhibit 10.23

[Signature Page Follows]

[Signature Page to B. Beitler Offer Letter]

Exhibit 10.23

Brian, we welcome you to J. Jill.  If you are in agreement and plan to accept this offer, then please sign below and scan and email to gloria.guerrera@jjill.com.

Sincerely,

/s/ Gloria Guerrera

Gloria Guerrera

Senior Vice President, Human Resources

ACCEPTANCE:

I have read this letter and agree with the terms and conditions of my employment as set forth above.

Dated:__________8/2/2018__________Signature:_/s/ Brian Beitler_____________

Exhibit 10.23

Annex A:

Certain Definitions

1.

“Cause” shall mean:  (i) your breach of any material provision of the Offer Letter; (ii) your failure to follow a lawful directive of the Reporting Officer; (iii) your negligence in the performance or nonperformance of any of your duties or responsibilities; (iv) your dishonesty, fraud, or willful misconduct with respect to the business or affairs of any J.Jill Company; (v) your conviction of, or plea of no contest to, any misdemeanor involving theft, fraud, dishonesty, or act of moral turpitude or to any felony; or (vi) your use of alcohol or drugs in a manner that materially interferes with the performance of your duties for J.Jill; provided, that in the event of a breach, a failure, or negligence described in clauses (i), (ii), or (iii), and in the first instance of a use of alcohol or drugs having the consequences described in clause (vi), in any such case, that can be cured by you, J.Jill shall provide you with notice of the facts and circumstances which constitute such breach, failure, or negligence or use and shall provide you a ten (10) day period in which to cure such breach, failure, negligence or use and J.Jill shall not terminate your employment for Cause if you cure such breach, failure, negligence or use within such ten (10) day period.

2.

“Good Reason” shall mean:  (i) a reduction in your level below the level of Executive Vice President; (ii) a material reduction in your Base Salary; or (iii) the relocation of your principal work location outside of the Quincy, Massachusetts, area without your consent; provided, however, that Good Reason shall not exist unless (A) you give the Reporting Officer a written statement of the basis for your belief that Good Reason exists, (B) such written statement is provided not later than sixty (60) days after the initial existence of the condition that you believe forms the basis for resignation for Good Reason, (C) you give J.Jill at least thirty (30) days after receipt of such written statement to cure the basis for such belief (the “Cure Period”), and (D) J.Jill does not cure the basis for such belief within the Cure Period.

3.

“Disability” shall mean: (i) your inability to perform the essential duties and responsibilities of your position (even with reasonable accommodation taken into account) by reason of your mental or physical disability, illness, or impairment that has already lasted for a period of ninety (90) or more days during any twelve (12) month period, or (ii) your inability to perform the essential duties and responsibilities of your position (even with reasonable accommodation taken into account) by reason of your mental or physical disability, illness, or impairment that can be expected to result in death or that can be expected to last for a period of ninety (90) or more days during any twelve (12) month period, as determined by a physician selected by J.Jill and reasonably agreeable to you.

Exhibit A:

Restrictive Covenant Agreement

You acknowledge and agree that, during your employment with J.Jill, you will:  (i) have the primary duty of managing J.Jill or a customarily recognized department of subdivision thereof; (ii) customarily and regularly direct the work of two or more employees; and (iii) have the authority to hire or fire other employees or have particular weight given to your suggestions and recommendations as to the hiring, firing, advancement, promotion, or any other change of status of other employees.  You further acknowledge and agree that by reason of time, training, money, trust, invested in you by J.Jill and your exposure to the public and to customers, vendors, or other business relationships of the J.Jill Companies, you will gain (A) a high level of notoriety, fame, reputation, or public persona as J.Jill’s representative or spokesperson, or (B) a high level of influence or credibility with the customers, vendors, or other business relationships of the J.Jill Companies.  You further acknowledge and agree that you will be intimately involved in the planning for or direction of the business of the J.Jill Companies or a defined unit of the business of the J.Jill Companies, and that you have or will obtain selective or specialized skills, knowledge, abilities, or customer contacts or information by reason of working J.Jill.

1.Restrictive Covenants.

(a)During your employment with J.Jill and for a period of twelve (12) months thereafter, you shall not, either directly or indirectly, for yourself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a “Person”), engage as an officer, director, owner, partner, member, joint venturer, or, in a managerial capacity (whether as an employee, independent contractor, agent, representative, or consultant), in any business engaged in the Business of the J.Jill Companies within the Territory (as such terms are defined below).

(b)During your employment with J.Jill and for a period of twelve (12) months thereafter (the “Non-Solicitation Period”), you shall not, either directly or indirectly, for yourself or on behalf of or in conjunction with any other Person:

(i)solicit or attempt to solicit, recruit or attempt to recruit, any employee, agent, or contract worker of the J.Jill Companies with whom you had material business contact during the course of your employment with J.Jill to end such employee’s, agent’s, or contract worker’s relationship with any J.Jill Company; or

(ii)seek to induce or otherwise cause any customer, client, supplier, vendor, licensee, licensor or any other Person with whom any J.Jill Company then has, or during the 12 months prior to such time, had a business relationship, whether by contract or otherwise to discontinue or alter such business relationship in a manner that is adverse to any J.Jill Company.

(c)In addition, in furtherance of J.Jill’s reasonable efforts to safeguard Confidential Information (defined below), you agree that, during your employment with J.Jill and during the Non-Solicitation Period, you shall not serve as a council member or participate in any similar capacity for Gerson Lehrman Group, Inc., Coleman Research, GuidePoint Global, or any other firm the primary purpose of which is to connect its clients with executives or industry specialists (whether through in-person meetings, telephone conversations, on-line forums or other mediums) as a means for its clients to conduct primary research on a particular company, industry or business sector.

(d)For purposes of this Restrictive Covenant Agreement:

(i)The “Territory” shall be defined as the United States of America and any other territory where employees of the J.Jill Companies are working at the time of termination of employment with J.Jill, which you acknowledge and agree is the territory in which you are providing services to the J.Jill Companies pursuant to the Offer Letter.

(ii)The “Business of the J.Jill Companies” shall be defined as a women’s retail, catalog, phone and/or internet apparel business (regardless of its form of organization, and including a division of a general retailer, such as a department store, if the division is engaged in a specialty women’s apparel retail or specialty women’s apparel catalog business, including, for purposes of illustration, but not limited to, ANN INC. and its subsidiaries, Chico’s FAS, Inc. and its subsidiaries, Coldwater Creek Direct, Eddie Bauer LLC, Eileen Fisher Inc. and its subsidiaries, Nordstrom Inc., J. Crew and its subsidiaries, L.L. Bean, Inc., Lands End, The Talbots, Inc. and The Gap Inc.).

(e)The covenants in this Restrictive Covenant Agreement are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  If any provision of this Restrictive Covenant Agreement relating to the time period, scope, or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction or arbitrator to exceed the maximum time period, scope, or geographic area, as applicable, that such court or arbitrator deems reasonable and enforceable, then this Restrictive Covenant Agreement shall automatically be considered to have been amended and revised to reflect such determination.

(f)All of the covenants in this Restrictive Covenant shall be construed as an agreement independent of any other provisions of this Restrictive Covenant Agreement or of the Offer Letter to which it is attached, and the existence of any claim or cause of action that you may have against any J.Jill Company, whether predicated on this Restrictive Covenant Agreement or otherwise, shall not constitute a defense to the enforcement by any J.Jill Company of such covenants.

(g)You have carefully read and considered the provisions of this Restrictive Covenant Agreement and, having done so, agrees that the restrictive covenants in this Restrictive Covenant Agreement impose a fair and reasonable restraint on you and are reasonably required to protect the interests of the J.Jill Companies and their respective officers, directors, employees, and equityholders.

2.Trade Secrets and Confidential Information.

(a)For purposes of this Section 2, “Confidential Information” means all non-public or proprietary data or information (other than Trade Secrets) concerning the business and operations of the J.Jill Companies, including, but not limited to, any non-public information (regardless of whether in writing or retained as personal knowledge) pertaining to research and development; product costs, designs and processes; equityholder information; pricing, cost, or profit factors; quality programs; annual budget and long-range business plans; marketing plans and methods; contracts and bids; business ideas and methods, store concepts, inventions, innovations, developments, graphic designs, website designs, patterns, specifications, procedures, databases and personnel.  “Trade Secret” means trade secret as defined by applicable state law.  In the absence of such a definition, Trade Secret means information including, but not limited to, any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b)You acknowledge that in the course of your employment with J.Jill, you received or will receive and has had or will have access to Confidential Information and Trade Secrets of the J.Jill Companies, and that unauthorized or improper use or disclosure by you of such Confidential Information or Trade Secrets will cause serious and irreparable harm to the J.Jill Companies.  Accordingly, you are willing to enter into the covenants contained in this Restrictive Covenant Agreement in order to provide the J.Jill Companies with what you consider to be reasonable protection for its interests.

(c)You hereby agree to hold in confidence all Confidential Information of the J.Jill Companies that came into your knowledge during your employment by J.Jill and will not disclose, publish or make use of such Confidential Information without the prior written consent of J.Jill for as long as the information remains Confidential Information.

(d)You hereby agrees to hold in confidence all Trade Secrets of the J.Jill Companies that came into your knowledge during your employment by J.Jill and not to disclose, publish, or make use of at any time after the date hereof such Trade Secrets without the prior written consent of J.Jill for as long as the information remains a Trade Secret.

(e)Notwithstanding the foregoing, the provisions of this Section 2 will not apply to (i) information required to be disclosed by judicial or governmental proceedings, (ii) Confidential Information or Trade Secrets that otherwise becomes generally known in the industry or to the public through no act of you or any person or entity acting by or on your behalf, or (iii) information that you can demonstrate to have had rightfully in your possession prior to the Start Date.

(f)Notwithstanding anything to the contrary herein, nothing in this Restrictive Covenant Agreement will (i) prohibit you from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (ii) require modification or prior approval by J.Jill or any other J.Jill Company of any reporting described in the preceding clause (i).

(g)Notwithstanding anything to the contrary contained herein, pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that: (i) is made (A) in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  You also understand that if you file a lawsuit for retaliation by J.Jill for reporting a suspected violation of law, you may disclose the Trade Secret to your attorney and use the Trade Secret information in the court proceeding, if you (i) file any document containing the Trade Secret under seal, and (ii) do not disclose the trade secret, except pursuant to court order.

3.Nondisparagement.  During the Term and thereafter, you shall not, directly or indirectly, take any action, or encourage others to take any action, to disparage or criticize any J.Jill Company, any affiliate of any J.Jill Company or their respective employees, officers, directors, products, services, customers or owners.

4.Return of Company Property.  All records, designs, patents, business plans, financial statements, manuals, memoranda, customer lists, computer data, customer information, and other property or information delivered to or compiled by you by or on behalf of the J.Jill Companies, their representatives, vendors or customers shall be and remain the property of the J.Jill Companies, and be subject at all times to its discretion and control.  Upon the request of J.Jill and, in any event, upon the termination of your employment with J.Jill, you shall promptly deliver all such materials to J.Jill.

5.Work Product and Inventions.

(a)Works.  You acknowledges that your work on and contributions to documents, programs, methodologies, protocols, and other expressions in any tangible medium (including, without limitation, all business ideas and methods, store concepts, inventions, innovations, developments, graphic designs (such as catalog designs, in-store signage and posters), web site designs, patterns, specifications, procedures or processes, market research, databases, works of authorship, products, and other works of creative authorship) which have been or will be prepared by you, or to which you have contributed or will contribute, in connection with your services to any J.Jill Company (collectively, “Works”), are and will be within the scope of your employment and part of your duties and responsibilities.  Your work on and contributions to the Works will be rendered and made by you for, at the instigation of, and under the overall direction of any J.Jill Company, and are and at all times shall be regarded, together with the Works, as “work made for hire” as that term is used in the United States Copyright Laws.  However, to the extent that any court or agency should conclude that the Works (or any of them) do not constitute or qualify as a “work made for hire,” you hereby assign, grant, and deliver exclusively and throughout the world to J.Jill all rights, titles, and interests in and to any such Works, and all copies and versions, including all copyrights and renewals.  You agree to cooperate with J.Jill and to execute and deliver to J.Jill and its successors and assigns, any assignments and documents that J.Jill

Exhibit 10.23

requests for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual, and worldwide ownership of all rights, titles, and interests of every kind and nature, including all copyrights, in and to the Works, and you constitute and appoint J.Jill as your agent to execute and deliver any assignments or documents that you fail or refuse to execute and deliver, this power and agency being coupled with an interest and being irrevocable.  Without limiting the preceding provisions of this Section 5(a), you agree that J.Jill may edit and otherwise modify, and use, publish and otherwise exploit, the Works in all media and in such manner as J.Jill, in its sole discretion, may determine.

(b)Inventions and Ideas.  You shall disclose promptly to J.Jill (which shall receive it in confidence), and only to J.Jill, any of your inventions or ideas in any way connected with your services or related to the Business of the J.Jill Companies, any J.Jill Company’s research or development, or demonstrably anticipated research or development (developed alone or with others), conceived or made during the Term or within three (3) months thereafter and hereby assign to J.Jill any such invention or idea.  You agree to cooperate with J.Jill and sign all papers deemed necessary by J.Jill to enable it to obtain, maintain, protect and defend patents covering such inventions and ideas and to confirm J.Jill’s exclusive ownership of all rights in such inventions, ideas and patents, and irrevocably appoint J.Jill as your agent to execute and deliver any assignments or documents that you fail or refuse to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable.  This constitutes J.Jill’s written notification that this assignment does not apply to an invention for which no equipment, supplies, facility or trade secret information of any J.Jill Company was used and which was developed entirely on your own time, unless: (i) the invention relates (A) directly to the Business of the J.Jill Companies, or (B) to actual or demonstrably anticipated research or development of any J.Jill Company; or (ii) the invention results from any work performed by you for any J.Jill Company.

6.Equitable Remedy.  Because of the difficulty of measuring economic losses to any J.Jill Company as a result of a breach of the covenants set forth in this Restrictive Covenant Agreement, and because of the immediate and irreparable damage that would be caused to the J.Jill Companies for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the J.Jill Companies, at law or in equity, each J.Jill Company shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach by you of any provision in this Restrictive Covenant Agreement.  Each J.Jill Company may seek temporary and/or permanent injunctive relief for an alleged violation of this Restrictive Covenant Agreement without the necessity of first arbitrating the matter pursuant to the “Arbitration” paragraph in the Offer Letter and without the necessity of posting a bond.

7.Jointly Drafted.  You and your counsel and J.Jill and its counsel, as applicable, have participated jointly in the negotiation and drafting of the Offer Letter (which, for the avoidance of doubt, includes the Restrictive Covenant Agreement).  In the event that an ambiguity or question of intent or interpretation arises, this Offer Letter shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of the Offer Letter.

Exhibit B:

Form of Award Agreement

[See attached.]